Exhibit(p)(iii)


Dreman Value Management, L.L.C.
COMPLIANCE MANUAL

XI.      CODE OF ETHICS AND INSIDER TRADING POLICY

A.       Code of Ethics
--       --------------

Statement of General Policy
---------------------------

This Code of Ethics has been adopted by Dreman Value Management, L.L.C. and applies to all of its personnel. The basic principle to govern all persons is that their functions should be performed with loyalty to our Clients.

In adhering to the foregoing basic principle of loyalty, a person must not profit, directly or indirectly, from his or her position with the company. No such person shall take for personal benefit any corporate opportunity for profit which that person learns about from his or her position.

1.       DEFINITION OF TERMS USED
         ------------------------

         (a) "Adviser" means Dreman Value Management, L.L.C.

         (b) "Fund" means any investment company advised by the Adviser, whether directly or through a subadvisory arrangement, and any entity exempt from registration under the Investment Company Act of 1940 pursuant paragraphs (1) or (7) of Section 3 (c) of that Act.

         (c) "Client" means any investment Client of the Adviser including a Fund.

         (d) "Investment department personnel" means all employees who work in the Adviser's investment department, including portfolio managers, research analysts, trading personnel and staff.

         (e) "Beneficial interest" includes: (i) the ownership of any security held in the name of a person or a spouse, minor child or relative of a person or relative of a spouse of a person sharing the same household; and (ii) any contract, understanding, relationship, agreement or other arrangement by which a person obtains present or future benefits substantially equivalent to an ownership interest in a security. Beneficial interest does not include activities of such spouse, children or relatives of a person in his or her capacity as an employee or owner of a business that sells or buys securities for non-Adviser (third party) Clients, or advises non-Adviser (third party) Clients as to securities.

         (f) "Personal benefit" includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for a Client, but such term does not include any investment advisory fee payable to the Adviser by a Client or, in the case of any Fund, payment in the nature of a dividend or distribution paid by the Client on terms governing the payment of such dividends and distributions to all owners of such entity.

         (g) "Security" includes without limitation any and all stocks, bonds, notes, bills, debentures and any interest commonly known as a security including any interest that might be selected for, or be included in, a Client's portfolio and also includes puts, calls, other options or rights in such securities, and securities-based futures contracts.

2.       TRANSACTIONS WITH THE CLIENTS
         -----------------------------

         No person shall sell to, or purchase from, a Client any security or other property (except merchandise in the ordinary course of business), in which such person has or would acquire a beneficial interest, unless such purchase or sale involves solely securities of that Client.

3.       DISCLOSURE OF INFORMATION
         -------------------------

         (a) No person shall discuss with or otherwise inform others of any actual or contemplated security transaction by a Client or the Adviser except in the performance of employment duties or in an official capacity and then only for the benefit of the Client or the Adviser, as appropriate, and in no event for personal benefit or for the benefit of others.

         (b) No person shall release information to dealers or brokers or others (except to those concerned with the execution of the transaction) as to any investment portfolio changes, proposed or in process, except (i) upon the completion of such changes, or (ii) when the disclosure results from the publication of a Fund prospectus, or (iii) in conjunction with a regular report to Clients or to any governmental authority resulting in such information becoming public knowledge or (iv) in connection with any report to which Clients are entitled.

4.       PREFERENTIAL TREATMENT, GIFTS AND ENTERTAINMENT
         -----------------------------------------------

         No person shall seek or accept favors, preferential treatment, or any other personal benefit because of his or her association with a Client or the Adviser, except those usual and normal benefits directly provided by such Client or the Adviser.

         No person shall accept any entertainment, gift or other personal benefit that may create or appear to create a conflict between the interests of such person and any Client or the Adviser. In addition, investment department personnel are prohibited from receiving any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of any Client or the Adviser.

5.       CONFLICTS OF INTEREST
         ---------------------

         If any person is aware of a personal interest that is, or might be, in conflict with the interest of a Client, that person should disclose the situation or transaction and the nature of the conflict to the Chairman of the Adviser for appropriate consideration.

6.       SERVICE AS A DIRECTOR
         ---------------------

         Investment department personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Chairman of the Adviser based upon a determination that the board service would be consistent with the interests of the Clients and that adequate procedures exist to ensure isolation from those making investment decisions.

7.       INSIDE INFORMATION
         ------------------

         Securities laws and regulations prohibit the misuse of "inside" or "material non-public" information when trading or recommending securities.

         Inside information obtained by any person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Persons shall not act upon or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of a Client or the Adviser as appropriate. Questions and requests for assistance regarding insider information should be promptly directed to the Adviser's legal counsel.

         Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, and other material non-public information that could affect the price of a security.

         Client and Client account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

8.       PERSONAL SECURITY TRANSACTIONS
         ------------------------------

         No person shall knowingly take advantage of a corporate opportunity of the Adviser or Client for personal benefit, or take action inconsistent with such person's obligations to the Adviser or Clients. All personal securities transactions must be consistent with this Code of Ethics and must avoid any actual or potential conflict of interest or any abuse of any person's position of trust and responsibility. The following rules apply to all accounts in which a person has a beneficial interest:

             (a)    All Persons:
                    -----------

                    (1) No person shall purchase or sell any security which such person knows that the Adviser either is purchasing or selling, or is considering for purchase or sale, for one or more Clients.

                    (2) No person shall knowingly purchase or sell a security during any period when there is an open order for the purchase or sale of that security by a Client and, subject to sub-paragraph (f) below, for seven days after such order has been executed or cancelled.

                    (3) No person shall purchase any securities in an initial public offering.


         (b) Portfolio Managers: In addition to (a) above, no portfolio manager may buy or sell a security within seven days before or after, subject to sub-paragraph (f) below, a portfolio that he or she manages trades in the security, with the exception of the S&P 500 futures or options or other index futures and options when there are no purchases or sales orders for Clients entered or intended to be entered on any trading day.

(c) Related Instruments: When anything in this paragraph 8 prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities.

         (d)      Disgorgement:
                  -------------

                  Any person who trades in violation of this paragraph 8 must unwind the trade or disgorge the profits.

         (e)      Exceptions:
                  -----------

                  (1) Under unusual circumstances, such as a personal financial emergency, employee stock ownership plans, stock option plans and certain personal trusts, or when it is clear that no conflict of interest or other breach of duty is involved, application for an exception may be made to the CCO of the Adviser, with a copy of the request delivered to the Chairman of the Adviser, which application may be granted or denied. To request consideration of an exception, submit a written request containing the details of your circumstances, reasons for the exception and the exception requested. The request should be sent to the CCO of the Adviser.

                  (2)      After  December 1, 2003,  this  paragraph 8 shall not
                           apply to transactions involving U.S. Government securities, bankers' acceptances, bank certificates of deposit, commercial paper, and non-volitional purchases and sales, such as dividend reinvestment programs or "calls" or redemptions of securities.

                  (3) The clearance and reporting provisions of this chapter shall not apply to transactions by or for any Client; ownership by the Adviser or an Affiliate of the Adviser of a qualifying interest in a Client (such as shares of a Fund) shall not disqualify the Client from this exception.

         (f) A person who wishes to purchase or sell a security that the Adviser is purchasing or selling for a Client, and who is prohibited from executing such transaction by this paragraph 8, may request pre-clearance to execute such transaction once the portfolio manager responsible for the Client transactions confirms to the CCO by a time stamped writing, that all transactions in the subject security have been completed for all Clients, and a transaction may be effected pursuant to this procedure notwithstanding the fact that a Client transaction has occurred within the preceding seven day period.

                  (1) For the purposes of approving transactions pursuant to this paragraph (f), the CCO may deem all transactions in a security for Clients to be completed if the only factor which may result in further transactions in such security will be the unanticipated addition of funds to, or removal of funds from, a Client account.

                  (2) For the purpose of approving a transaction pursuant to this paragraph (f), a receipt of funds will not be deemed to be "anticipated" merely because the Adviser is aware in general terms of the fact that additional subscriptions to an investment company or deposits to a client account occur on a continuing basis, so long as the CCO reviews the terms of each transaction effected pursuant to a waiver granted under this paragraph (f) and confirms that:

                           (i) the transaction for which relief is requested is proposed to be effected for the purpose of causing the holdings of the affiliated person to conform more closely to the "model portfolio" used to manage that account and other Client accounts seeking comparable results, and

                           (ii) the  value of  the  transaction   authorized  by
                           the waiver is de minimus relative to the market capitalization and trading volume of the security for which the waiver is requested.

         (g) When an employee places a personal securities transaction in shares of an open-end investment company, the employee shall not knowingly request, direct, or authorize the transaction to be placed or executed at any price that is not consistent with the laws and regulations governing pricing of such transactions. An employee shall not place any transaction intended to benefit from short-term trading of any open-end investment company security if such transaction is not consistent with the publicly disclosed policies and practices announced by that investment company, and shall never engage in such a practice in any fund with which the Adviser is affiliated.


9.       PROCEDURES
         ----------

         Each person must follow these procedures for all securities or accounts in which he or she has a beneficial interest:

         (a)      Preclearance:
                  -------------

                  (1) Each person shall pre-clear trades in common and preferred stocks, convertible securities, bonds, notes, bills, debentures, puts, calls, index securities, securities based futures contracts and closed-end funds. Shares of registered open-end investment companies are common stock covered by this provision effective December 1, 2003.

                  (2) Each person who wishes to purchase or sell a security must call the Trading area to determine whether the trade is prohibited. If the trade is not prohibited, such preclearance is valid only for that day. If the trade is prohibited, such person may make subsequent inquiries to determine when the trade is no longer prohibited under paragraph 8. Even if a trade is pre-cleared, it is still a person's responsibility to ensure that such person's trading activity is in compliance with this Code of Ethics and all securities laws.

                  (3) The placement of a limit order (a request that your broker buy or sell at a given price) must be done in conformity with the above pre-clearance procedures. Once a limit order has been cleared for execution, it must be entered on that day. Once a limit order trade has been placed, you may remove or cancel the limit order only after determining through the pre-clearance procedure that the placement of an order for the subject security would be otherwise permissible on that day. The ministerial execution of an approved limit order is deemed to be a non-volitional transaction under paragraph 8(e)(2).

         (b)      Reports - All Persons:
                  ----------------------

                  (1) Securities positions: Each person shall report to the CCO of the Adviser all purchases or sales of any security in which such person has, or by virtue of such transaction acquires, any beneficial interest.

                  (2) Form of Report: All such reports shall be in writing, shall be made within ten days after the close of the month in which such purchase or sale was effected, and shall set forth the title of the security, the date and nature of the transaction, the number or amount of securities involved, the purchase or sale price, the broker/dealer or bank through whom the transaction was effected and. the extent of such person's interest in the transaction.

                  (3) Broker confirms and statements: Each person should provide to the CCO of the Adviser all securities or commodities brokerage accounts in which that person has a beneficial interest. Before opening a brokerage account, each person should submit a completed Securities and Commodities Brokerage Account Report to the Compliance Officer of the adviser and should receive a letter approving the opening of the account. Each person should cause to be provided on a timely basis duplicate confirmations of all trades referred to in this paragraph 9 and copies of periodic statements for all securities accounts in which that person has a beneficial interest. Such Securities and Commodities Brokerage Account Reports, duplicate confirmations and periodic statements should be directed to the CCO of the Adviser.

         (c)      Reports - Investment Department Personnel and Access Persons:
                  -------------------------------------------------------------

                  All investment department personnel and access persons also should disclose in writing to the CCO of the Adviser all personal securities holdings upon commencement of employment and thereafter on an annual basis. Such annual holdings report should be made no later than thirty (30) days after the end of each calendar year and should be of a date not more than thirty (30) days before the report is submitted.

         (d)      Exceptions:
                  -----------

                  This Paragraph 9 shall not apply to (i) non-volitional purchases and sales, such as dividend reinvestment programs, ministerial execution of approved limit orders, or "calls" or redemptions of securities, or (ii) transactions involving U.S. Government securities, bankers' acceptances, bank certificates of deposit, or commercial paper.

10.      DELEGATION
         ----------

                  The Chairman, Chief Operating Officer or CCO of the Adviser may delegate any of the responsibilities, powers and authorities conferred by this Code of Ethics. Such delegation may be to an individual, such as a compliance officer, or a committee, such as an Ethics Committee, or both.

11.      RESEARCH REPORTS
         ----------------

         The fact that a security has been the subject of a formal or informal research report shall not, in and of itself, indicate that the security is under consideration for purchase or sale. No person shall be considered as knowing, nor be said to be in a position of knowing, that a security was under consideration for purchase or sale or that such security had been purchased or sold solely on the basis of receipt of a research report thereon.

12.      CONDITION OF EMPLOYMENT OR SERVICE
         ----------------------------------

         All persons shall conduct themselves at all times in the best interests of the Clients. Compliance with this Code of Ethics shall be a condition of employment or continued affiliation with the Adviser, and conduct not in accordance with this Code of Ethics shall constitute grounds for actions including termination of employment or removal from office. All persons shall certify annually that they have read and agree to comply in all respects with this Code of Ethics and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics.

13.      DREMAN CONTRARIAN HEDGE FUND, L.P.
         ----------------------------------

         The abovementioned Partnership, currently a client of Advisor, will be treated pari-passu with other client entities even if an affiliate of Advisor has an interest in the entity, and Advisor will not prefer this entity over other clients. This will include the right to participate in suitable investments, such as IPOs.

B.       DVM's Policy Statement on Insider Trading
--------------------------------------------------

                  DVM forbids any officer, director, employee, or their family members from trading, either personally or on behalf of others, including mutual funds and private accounts managed by DVM, using material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to every officer, director and employee of DVM and extends to activities within and outside their duties at DVM. Every officer, director and employee must read and retain this policy statement. Any questions regarding DVM's policy and procedures should be referred to the CCO, Chief Operating Officer ("COO") or his designee.

                  The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others.

                  While the law concerning insider trading is not static, it is generally understood that the law prohibits:

                  -trading by an insider, while in possession of material non-public information, or

                  -trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

                  -communicating material non-public information to others.

                  The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should' consult CCO, COO or his designee.

                  1. Who is an Insider? The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special, confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, DVM may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, in order for an outsider to be considered an insider, the company must expect the outsider to keep the disclosed non-public information confidential.

                  2. What is Material Information? Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it is important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings' estimates, changes in previously released earnings' estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

                  Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

                  In the case of DVM, weekly Net Asset Values (NAVS) on our publicly traded funds are considered material information.

                  3. What is Non-Public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Service, The Wall Street Journal or other publications of general circulation would be considered public.

                  4. Bases for Liability
                     -------------------

                  a. Fiduciary Duty Theory.. In 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between parties to the transaction such that one party has a right to expect that the other party will not disclose any material; non-public information or refrain from trading.

                In Dirks v. SEC, the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accounts), or they can acquire a fiduciary duty to the company's shareholders as "tippies" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

                  b. Misappropriation Theory. Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person. In Carpenter v. U.S., the Court found in 1987 a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals (such as printers, taxi drivers, etc.) not previously thought to be encompassed under the fiduciary duty theory.


                  5. Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all the penalties below even if he or she does not personally benefit from the violation. Penalties include:

                  -civil injunctions
                  -treble damages
                  -disgorgement of profits
                  -jail sentences
                  -fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited -fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

                  In addition, any violation of this policy statement can be expected to result in serious sanctions by DVM, including dismissal of the persons involved.

                  6. Procedures to Implement DVM Policy. The following procedures have been established to aid the officers, directors and employees of DVM in avoiding insider trading, and to aid DVM in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of DVM must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult with DVM's CCO, COO or his designee.

                  a. Identifying Insider Information. Before trading for yourself or others, including investment companies or private accounts managed by DVM, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

                  -Is the  information  material?  Is this  information  that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

                  -Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

                  If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

                  -Report the matter immediately to DVM's CCO, COO, or his designee.

                  -Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by DVM.

                                      XI-9

                  -Do not communicate the information believed to be material inside or outside DVM other than to the CCO or the COO.

                  -After DVM's COO, CCO, or his designee has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

                  b. Quarterly Compliance Review. The Compliance Department will circulate copies of the Insider Trading Policy and Procedures to all officers, directors and employees of DVM at the end of every month. Each employee will be requested to read and familiarize themselves with DVM's Insider Trading Policies and Procedures and will be required to complete and sign a Compliance Acknowledgment that confirms their understanding and compliance with DVM's Insider Trading Policy and Procedures.

                  7. Restricting Access to Material Non-Public Information. Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within DVM, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be restricted.

C.                   Communications with Media
                     -------------------------

                All inquiries from the press must be referred to DVM's Chairman. In the absence of DVM's Chairman, all press inquiries must be referred to the CCO or the COO.

                                    EXHIBIT 8

                              Section 2 (a) (9) of
                           The Investment Company Act

                                                Investment Company Act and Rules
--------------------------------------------------------------------------------

         (9) "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company

         Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a company shall be presumed to control such company Any person who does not so own more than 25 per centum of the voting securities of any company shall be presumed not to control such company A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the Commission by order either on its own motion or on application by an interested person. If an application filed hereunder is not granted or denied by the Commission within sixty days after filing thereof, the determination sought by the application shall be deemed to have been temporarily granted pending final determination of the Commission thereon. The Commission, upon its own motion or upon application, may by order revoke or modify any order issued under this paragraph whenever it shall find that the determination embraced in such original order is no longer consistent with the facts.

         (10) "Convicted" includes a verdict, judgment, or plea of guilty, or a finding of guilt on a plea of nolo contenders, if such verdict, judgment, plea, or finding has not been reversed, set aside, or withdrawn, whether or not sentence has been imposed.

         (11) "Dealer" means any person regularly engaged in the business of buying and selling securities for his own account, through a broker or otherwise, but does not include a bank, insurance company, or investment company, or any person insofar as he is engaged in investing, reinvesting, or trading in securities, or in owning or holding securities, for his own account, either individually or in some fiduciary capacity, but not as a part of a regular business.

         (12) "Director" means any director of a corporation or any person performing similar functions with respect to any organization, whether incorporated or unincorporated, including any natural person who is a member of a board of trustees of a management company created as a common-law trust.

         (13) "Employees' securities company" means any investment company or similar issuer all of the outstanding securities of which (other than short-term paper) are beneficially owned (A) by the employees or persons on retainer a single employer of two or more employers each of which is an affiliated company of the other, (B) by former employees of such employer or employers, (C) by members of the immediate family of such employees, persons on retainer, or former employees, (D) by any two or more of the foregoing classes of persons, or
(E) by such employer or employers together with any one or more of the foregoing classes of persons.

         (14) "Exchange" means any organization, association, or group of persons, whether incorporated or unincorporated, which constitutes, maintains, or provides a marketplace or facilities for bringing together purchasers and sellers of securities or for otherwise performing with respect to securities the functions commonly performed by a stock exchange as that term is generally understood, and includes the market place and the market facilities maintained by such exchange.

                                    EXHIBIT 9

                             Employee Questionnaire

                         DREMAN VALUE MANAGEMENT, L.L.C.

                             EMPLOYEE QUESTIONNAIRE


                                                 ------------------------------
                                                 Name (please print)

ANY MISREPRESENTATION OR OMISSION OF INFORMATION WILL RESULT IN IMMEDIATE TERMINATION.


1. Have you been convicted or pleaded guilty to any FELONY or MISDEMEANOR within the United States within the last ten years?

                           ------                    ------
                             YES                       NO

2. Have you been convicted or pleaded guilty to any criminal or civil offense within the last ten years which would be considered a FELONY or MISDEMEANOR if committed in the United States or been found to have violated any foreign securities regulation or statute?

                           ------                    ------
                             YES                       NO

3. Have you ever been permanently or temporarily enjoined by any state or federal court from engaging in any conduct relating to any securities, commodities, insurance or banking matters?

                           ------                    ------
                             YES                       NO

4. Have you ever been the subject of any action or proceeding by any regulatory or self-regulatory organization, or been found to have violated (or aided, abetted, induced or failed to supervise the violation of) any of the federal securities or commodities laws?

                           ------                    ------
                             YES                       NO

5.       Have you ever been the cause of an investment  related  business having
         its  authorization  to  do  business  denied,  suspended,   revoked  or
         restricted?

                           ------                    ------
                             YES                       NO

6. Has any regulatory body ever revoked, suspended or denied your registration or license, prevented you from associating with an investment related business, or otherwise restricted your activities (including licensing as an attorney or accountant)?

                           ------                    ------
                             YES                       NO

7. Has any regulatory body ever found you to have made a false statement or omission or been dishonest, unfair or unethical?

                           ------                    ------
                             YES                       NO

8. Have you ever been affiliated with a securities firm that has been declared bankrupt, had a trustee appointed under SIPC, or had a direct payment procedure begun?

                           ------                    ------
                             YES                       NO

9. Are you now the subject of any proceeding that could result in a "YES" answer to any of these questions?

                           ------                    ------
                             YES                       NO

If "YES", please explain in detail:


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Signature:    _________________________


Print Name:     ________________________


Date:    ______________________________


You must notify the Chief Compliance Officer immediately if any event occurs which renders this information inaccurate.


                                        2